AMENDED SCHEDULE A
to the
RULE 18F-3
MULTIPLE CLASS PLAN
Dated April 13, 2021

The Trust’s Funds and Classes that are currently offered are listed below:

Funds	Class SC	Class I
Touchstone Balanced Fund	x	x
Touchstone Bond Fund	x	x
Touchstone Common Stock Fund	x	x
Touchstone Small Company Fund		x

This Amended Schedule A to the Rule 18f-3 Multiple Class Plan is executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST, by itself and on behalf of the series listed in this Schedule A

By:	/s/Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	Treasurer and Controller